Exhibit 23.4
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-238453 on Form S-3 and Registration Statement No. 333-210832 on Form S-8, of our report dated February 8, 2022, relating to the financial statements of MGP BREIT Venture 1 LLC appearing in this Annual Report on Form 10-K of MGM Growth Properties Operating Partnership LP for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 16, 2022